Exhibit 99.1

CVG REPORTS FIRST QUARTER 2023 RESULTS

Record quarterly revenues of $263 million, up 7.5% year-over-year
EPS of $0.26, adjusted EBITDA of $19.8 million or 7.5% of revenue
Strategy execution and operational excellence driving improvement in results

NEW ALBANY, OHIO (May 2, 2023) - CVG (NASDAQ: CVGI), a diversified industrial products and services company, today announced financial results for its first quarter ended March 31, 2023.

First Quarter 2023 Highlights (Compared with prior-year period, where comparisons are noted)
•Revenues of $262.7 million, up 7.5% due to improved demand, price realization and new business win revenue.
•Operating income of $14.6 million, up 74%; adjusted operating income of $15.4 million, up 62%. Improved operating income was driven by improved pricing and cost management.
•Net income of $8.7 million, or $0.26 per diluted share. Adjusted net income of $9.2 million, or $0.28 per diluted share.
•Adjusted EBITDA of $19.8 million, up 47% with an adjusted EBITDA margin of 7.5%, tracking towards the Company's long-term profitability targets.
•Net new business wins in the quarter were approximately $85 million. The majority of new business awards were within the Electrical Systems segment.
•Cost reduction program is on track to deliver at least $30 million of cost reduction in 2023 through footprint and organizational streamlining, and a global slate of 350+ projects.

Harold Bevis, President and Chief Executive Officer of CVG, said, “In the first quarter, we delivered record revenue and new business wins on multiple new vehicle platforms. Our profits improved due to new and existing business volumes, improved pricing, and lowered costs. Our balance sheet improvement efforts also delivered with improved working capital efficiency and reduced leverage.”

“Our first quarter performance is evidence that our growth, profitability and free cash flow initiatives are working. We plan to continue these efforts during the remainder of this fiscal year. We are underway with a measured program to expand our capacity in concert with ramping up of production for our new business wins. We will continue to manage capacity as sales growth and new business programs ramp up. We are also using these opportunities to reorganize our production footprint into low-cost-countries as well as modernizing our operational processes. We are pleased with our first quarter results and we believe that CVG is firmly on track to deliver improved performance in fiscal 2023 compared to last year.”

“We believe our first quarter margin performance is sustainable for fiscal 2023 given the current vehicle production outlook. We expect that our current revenue run rate, combined with new wins that are still ramping up, puts us on track to deliver our 2027 revenue target of $1.5 billion. Additionally, our continued focus on inflation management, cost reduction, price maintenance and the accretive margin profile of our new business wins, gives us confidence as we work toward achieving a 9% EBITDA margin target by 2027.”

Andy Cheung, Chief Financial Officer, added, “The continued pace of new business awards is driving an exciting period of growth for CVG. Our focus on price and cost has allowed us to deliver significant margin expansion. As our revenues grow in the coming years, CVG expects continued improvement in operating leverage driving EBITDA margins higher. We continue to invest as needed in growth-based working capital and low-cost production capacity to support our business transformation. We expect free cash flow to drive our net leverage ratio lower by the end of 2023.”

First Quarter Financial Results
(amounts in millions except per share data and percentages)

	First Quarter
	2023	2022	Change
Revenues	$262.7	$244.4	7.5%
Gross profit	$35.2	$25.4	38.6%
Gross margin	13.4%	10.4%
Adjusted gross profit [1]	$35.9	$26.3	36.5%
Adjusted gross margin [1]	13.7%	10.8%
Operating income	$14.6	$8.4	73.8%
Operating margin	5.6%	3.4%
Adjusted operating income [1]	$15.4	$9.5	62.1%
Adjusted operating margin [1]	5.9%	3.9%
Net income	$8.7	$4.0	117.5%
Adjusted net income [1]	$9.2	$5.3	73.6%
Earnings per share, diluted	$0.26	$0.12	116.7%
Adjusted earnings per share, diluted [1]	$0.28	$0.16	75.0%
Adjusted EBITDA [1]	$19.8	$13.5	46.7%
Adjusted EBITDA margin [1]	7.5%	5.5%
[1] See Appendix A for GAAP to Non-GAAP reconciliation

Consolidated Results

First Quarter 2023 Results

•First quarter 2023 revenues were $262.7 million compared to $244.4 million in the prior year period, an increase of 7.5%. The increase in revenues was primarily driven by increased pricing to offset material cost increases and increased sales volume, offset by sales volume decreases in the Industrial Automation segment. Foreign currency translation also unfavorably impacted first quarter of 2023 revenues by $3.6 million, or 1.5%.
•Operating income for the first quarter 2023 was $14.6 million compared to operating income of $8.4 million in the prior year period. The increase was driven by higher margins, partially offset by higher SG&A. The first quarter of 2023 adjusted operating income was $15.4 million.
•Interest associated with debt and other expenses was $2.9 million and $2.0 million for the first quarter ended March 31, 2023 and 2022, respectively.
•Net income was $8.7 million, or $0.26 per diluted share, for the first quarter 2023 compared to net income of $4.0 million, or $0.12 per diluted share, in the prior year period.
At March 31, 2023, the Company had $11.0 million outstanding borrowings on its US revolving credit facility and $4.4 million outstanding under the newly established China credit facility. The Company had $41.5 million of cash and total $146.5 million of availability from the US and China revolving credit facilities, resulting in liquidity of $188.0 million as of March 31, 2023.

First Quarter 2023 Segment Results

Vehicle Solutions Segment
•Revenues were $160.6 million compared to $140.2 million for the prior year period, an increase of 14.6% primarily resulting from increased sales volume and increased pricing to offset material cost increases.
•Operating income for the first quarter 2023 was $13.4 million compared to operating income of $6.3 million in the prior year period, an increase of 112.0%. Adjusted operating income increased 106.6%, to $13.5 million, primarily attributable to increased pricing, lower freight costs and overhead reduction.

Electrical Systems Segment
•Revenues were $54.7 million compared to $39.9 million in the prior year period, an increase of 37.3% due to volume, increased pricing to offset material cost pass-through and new business wins.
•Operating income was $6.1 million compared to operating income of $1.8 million in the prior year period. The increase in operating income is primarily attributable to volume, increased pricing and manufacturing efficiencies.

Aftermarket & Accessories Segment
•Revenues were $37.6 million compared to $30.2 million in the prior year period, an increase of 24.5% due to increased sales volume and increased pricing to offset material cost pass-through.
•Operating income was $5.6 million compared to operating income of $2.6 million in the prior year period. The increase in operating income is primarily attributable to increased pricing offsetting moderating cost inflation.

Industrial Automation Segment
•Revenues were $9.7 million compared to $34.1 million in the prior year period, a decrease of 71.4%.
•Operating loss was $0.9 million compared to operating income of $3.7 million in the prior year period. The decrease in operating income is primarily attributable to volume reduction and restructuring expenses. Adjusted operating loss was $0.2 million.

2023 Demand Outlook
According to ACT Research, 2023 North American Class 8 truck production levels are expected to be at 312,000 units and Class 5-7 production are expected to be at 242,000 units. Estimates from FTR for 2023 are 320,000 units, slightly higher than ACT Research for Class 8 truck builds. The 2022 actual Class 8 truck builds according to the ACT Research was 315,128 units.

The global commercial and automotive vehicle wire harness market is growing at approximately 4.5%. The global electric truck market expected to grow approximately 15% CAGR. Half of all Class 4-8 truck sales are estimated to be battery-powered EV by 2035. (ACT Feb 22).

According to Interact Analysis, the Global Off-Highway vehicle market is expected to increase approximately 4% to 6.2 million units in 2023 from 5.9 million units in 2022. Beyond 2023, the Off-Highway vehicle market is expected to grow in the 4-5% range. We expect our legacy business growth rates to be in line with this outlook.

Industry forecasts are expecting at least 4% growth in 2023 for North American aftermarket truck parts. Compounded annual growth of at least 4% is forecasted for 2023-2027.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release.

Conference Call

A conference call to discuss this press release is scheduled for Wednesday, May 3, 2023, at 10:00 a.m. ET. Management intends to reference the Q1 2023 Earnings Call Presentation during the conference call. To participate, dial (888) 886-7786 using conference code 74688048. International participants dial (416) 764-8658 using conference code 74688048.
This call is being webcast and can be accessed through the “Investors” section of CVG’s website at ir.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (877) 674-7070 using access code 688048 and international callers can dial (416) 764-8692 using access code 688048.

Company Contact

Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact

Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com

About CVG

At CVG, we deliver real solutions to complex design, engineering and manufacturing problems across a range of global industries by innovating, constantly adding value, and treating our customer's bottom line as if it were our own. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets, including the short-term and long-term impact of the COVID-19 pandemic on our business, changes in the Class 8 and Class 5-7 North America truck build rates, performance of the global construction equipment business, the Company’s prospects in the wire harness, warehouse automation and electric vehicle markets, the Company’s initiatives to address customer needs, organic growth, the

Company’s strategic plans and plans to focus on certain segments, competition faced by the Company, volatility in and disruption to the global economic environment and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2023 and 2022
(Unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues	$262,709	$244,374
Cost of revenues	227,500	218,991
Gross profit	35,209	25,383
Selling, general and administrative expenses	20,565	16,999
Operating income	14,644	8,384
Other (income) expense	(202)	1,041
Interest expense	2,890	1,961
Income before provision for income taxes	11,956	5,382
Provision for income taxes	3,256	1,400
Net income	$8,700	$3,982
Earnings per Common Share:
Basic	$0.26	$0.12
Diluted	$0.26	$0.12
Weighted average shares outstanding:
Basic	32,868	32,065
Diluted	33,182	32,685

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in thousands, except per share amounts)

ASSETS	March 31, 2023	December 31, 2022
Current assets:
Cash	$41,484	$31,825
Accounts receivable, net	171,878	152,626
Inventories	139,553	142,542
Other current assets	20,112	12,582
Total current assets	373,027	339,575
Property, plant and equipment, net	68,939	67,805
Intangible assets, net	13,791	14,620
Deferred income taxes, net	10,996	12,275
Other assets, net	31,087	35,993
Total assets	$497,840	$470,268
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$119,057	$122,091
Accrued liabilities and other	47,340	42,809
Current portion of long-term debt and short-term debt	16,399	10,938
Total current liabilities	182,796	175,838
Long-term debt	149,221	141,499
Pension and other post-retirement benefits	8,470	8,428
Other long-term liabilities	23,564	24,463
Total liabilities	364,051	350,228
Stockholders’ equity:
Preferred stock	—	—
Common stock	330	328
Treasury stock	(15,278)	(14,514)
Additional paid-in capital	263,142	261,371
Retained deficit	(86,895)	(95,595)
Accumulated other comprehensive loss	(27,510)	(31,550)
Total stockholders’ equity	133,789	120,040
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$497,840	$470,268

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION
(Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	Vehicle Solutions		Electrical Systems		Aftermarket & Accessories		Industrial Automation		Corporate / Other		Total
	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022
Revenues	$160,584	$140,157	$54,749	$39,876	$37,629	$30,215	$9,747	$34,126	$—	$—	$262,709	$244,374
Gross profit	19,471	12,907	8,297	3,401	7,227	4,086	214	4,991	—	(2)	35,209	25,383
Selling, general & administrative expenses	6,077	6,588	2,227	1,640	1,650	1,465	1,076	1,324	9,535	5,982	20,565	16,999
Operating income	$13,394	$6,319	$6,070	$1,761	$5,577	$2,621	$(862)	$3,667	$(9,535)	$(5,984)	$14,644	$8,384

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended
	March 31, 2023	March 31, 2022
Gross profit	$35,209	$25,383
Restructuring	690	906
Adjusted gross profit	$35,899	$26,289
% of revenues	13.7%	10.8%

	Three Months Ended
	March 31, 2023	March 31, 2022
Operating income	$14,644	$8,384
Restructuring	713	989
Deferred consideration purchase accounting	—	78
Total operating income (loss) adjustments	713	1,067
Adjusted operating income	$15,357	$9,451
% of revenues	5.8%	3.9%

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income	$8,700	$3,982
Operating income adjustments	713	1,067
Hryvnia fair value adjustments on forward exchange contracts	—	675
Adjusted provision for income taxes[1]	(178)	(436)
Adjusted net income	$9,235	$5,288

Diluted EPS	$0.26	$0.12
Adjustments to diluted EPS	$0.02	$0.04
Adjusted diluted EPS	$0.28	$0.16
1.Reported Tax (Benefit) Provision adjusted for tax effect of special charges at 25%

	Three Months Ended
	March 31, 2023	March 31, 2022
Net income	$8,700	$3,982
Interest expense	2,890	1,961
Provision for income taxes	3,256	1,400
Depreciation expense	3,430	3,575
Amortization expense	832	857
EBITDA	$19,108	$11,775
% of revenues	7.3%	4.8%

EBITDA adjustments
Restructuring	$713	$989
Hryvnia fair value adjustments on forward exchange contracts	—	675
Deferred consideration purchase accounting	—	78
Adjusted EBITDA	$19,821	$13,517
% of revenues	7.5%	5.5%

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix B: Segment Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(Amounts in thousands, except percentages)

	Three Months Ended March 31, 2023
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation	Corporate/Other	Total
Operating income	$13,394	$6,070	$5,577	$(862)	$(9,535)	$14,644
Restructuring	83	8	—	622	—	713
Adjusted operating income	$13,477	$6,078	$5,577	$(240)	$(9,535)	$15,357
% of revenues	8.4%	11.1%	14.8%	(2.5)%		5.8%

	Three Months Ended March 31, 2022
	Vehicle Solutions	Electrical Systems	Aftermarket & Accessories	Industrial Automation	Corporate/Other	Total
Operating income	$6,319	$1,761	$2,621	$3,667	$(5,984)	$8,384
Restructuring	204	—	435	350	—	989
Deferred consideration purchase accounting	—	—	—	78	—	78
Adjusted operating income	$6,523	$1,761	$3,056	$4,095	$(5,984)	$9,451
% of revenues	4.7%	4.4%	10.1%	12.0%		3.9%

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.